Exhibit 99.1

zSpace Reports Second Quarter 2026 Financial Results

Margin Expansion Drives Profitability; Strategic Alternatives Review Remains Ongoing

SAN JOSE, Calif., August 13, 2026 – zSpace, Inc. (OTC: ZSPC) (“zSpace” or the “Company”), a leading provider of augmented and virtual reality (AR/VR) solutions for education and workforce development, is announcing its financial results for the three and six months ended June 30, 2026.

“Our second quarter results reflect the impact of the actions our management team has taken across the business, which drove net income of $0.3 million this quarter compared to a net loss of $6.1 million a year ago — even as our core K-12 markets continue to work through funding and macro disruption," said Paul Kellenberger, CEO of zSpace. "Revenue was $5.4 million, compared to $7.5 million in the prior year, though we are encouraged by early signs that demand is beginning to normalize as customers resume purchasing decisions that were paused earlier in the year. Underlying this improvement in profitability is a structural shift in our business: gross margin expanded 1,380 basis points year-over-year to 56%, driven by the continued move toward higher-margin software and services revenue, growth in Company-owned software content, and a leaner hardware cost profile. These are efforts our team has been driving for some time and that we believe should continue to support margins as they take fuller effect. Results this quarter also benefited from actions to strengthen our balance sheet, including a one-time gain recognized in connection with converting a portion of outstanding debt to equity, which will not recur in future periods. Taken together, we believe these results demonstrate our ability to execute with discipline and control what we can control, even in a K-12 environment that remains uneven. At the same time, we recognize that our current valuation does not fully reflect the strength of our platform, which is why the Board continues its ongoing formal review of strategic alternatives to ensure we are doing everything we can to maximize long-term value for our shareholders.”

Second Quarter 2026 Financial Summary vs. Same Year-Ago Period

●	Revenue of $5.4 million vs. $7.5 million
●	Software and services comprised 47% of revenue vs. 42%
●	Gross margin of 56% vs. 43%
●	Net income of $0.3 million vs. net loss of ($6.1) million
●	Adjusted EBITDA of ($0.9) million vs. ($4.5) million

Recent Business Highlights

●	zSpace announced that its technology powered breakthrough 3D thyroid reconstruction research in Italy, with partner L’ABCD Edutainment using the zSpace platform to visualize AI-generated 3D anatomical models from 2D ultrasound images.
●	zSpace appointed VR Expert as its first master reseller in Europe, expanding distribution of its AI-enhanced immersive learning platform to schools and institutions across the continent and accelerating adoption in STEM, CTE and workforce preparation.
●	zSpace eliminated over $12 million in debt through agreements with its lenders, converting outstanding principal and interest into equity to strengthen the Company’s balance sheet and support long-term growth.

●	zSpace highlighted its partnership with the Challenger Learning Center of Northeast Alabama, marking the opening of an immersive STEM facility featuring NASA-style mission simulations and zSpace laptops across a 12-county region.

Second Quarter 2026 Financial Results

Revenue in the second quarter of 2026 was $5.4 million compared to $7.5 million in the second quarter of 2025. The decrease was driven by orders for EMEA that were delayed and returned as a result of the Iran war.

Gross margins increased 1,380 basis points to 56% compared to the second quarter of 2025. The increase was driven by improvements in hardware cost profiles, richer software mix of revenue, and more Company-owned software content.

Annualized Contract Value (“ACV”) of renewable software at June 30, 2026, was $9.4 million, representing a 13% decrease compared to a year ago.

Net Dollar Revenue Retention (NDRR) at June 30, 2026, was 66% for customers with over $50,000 of ACV, compared with the same customers as of June 30, 2025. Excluding the impact of two key customer losses in the third quarter of 2025, normalized NDRR was 83%.

Bookings in the second quarter of 2026 were $6.0 million, down 14% year-over-year. The backlog of unfulfilled orders as of June 30, 2026 was $3.8 million.

Operating expenses, excluding stock-based compensation expense, in the second quarter of 2026 were $4.0 million compared to $7.7 million in the second quarter of 2025.

Net income in the second quarter of 2026 was $0.3 million compared to a net loss of ($6.1) million in the second quarter of 2025.

Adjusted EBITDA loss was ($0.9) million compared to ($4.5) million in the second quarter of 2025.

Balance Sheet

As of June 30, 2026, zSpace had approximately $0.9 million in cash, cash equivalents and restricted cash, compared to $1.4 million in cash, cash equivalents and restricted cash as of June 30, 2025.

About zSpace

zSpace, Inc. (OTC: ZSPC) delivers innovative augmented and virtual reality (AR/VR) experiences that drive achievement in STEM, CTE, and career readiness programs. Trusted by over 3,500 school districts, technical centers, community colleges, and universities, zSpace enables hands-on "learning by doing" experiences proven to improve engagement and student outcomes. Headquartered in San Jose, California, zSpace holds more than 80 patents, with research published in the Journal of Computer Assisted Learning (2021) validating the impact of 3D virtual reality technologies on student knowledge gains.

Key Metric Definitions

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The calculation of the key metrics discussed below may differ significantly from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

We reference bookings in this press release, which is an internal operational measure of the business. Bookings represent customer orders that have hardware, software and service components. Bookings indicate future revenue, which lags based on product shipping date, monthly recognition of certain subscription revenue and service delivery completion.

We reference Annualized Contract Value (ACV) in this press release, which is an internal operational measure of the business. To monitor our ability to retain and grow our customer base for our software we monitor the annualized contract value of active renewable software licenses.

We reference Net Dollar Revenue Retention (NDRR) in this press release, which is an internal operational measure of the business. We calculate our NDRR as of a given period end by starting with the ACV from all customers with contracts of at least $50,000 of ACV as of 12 months prior to such period end (“Prior Period ACV”) and calculating the ACV from these same customers as of the current period end (“Current Period ACV”). Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months but excludes revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at our NDRR.

We reference Adjusted EBITDA in this press release, which we calculate Adjusted EBITDA as GAAP net income (loss) adjusted for interest expense, depreciation and amortization expense, income tax expense, offering costs related to financing activities, stock-based compensation, gain on extinguishment of debt, change in fair value of convertible debt, and the change in fair value of Series P and P 2 Preferred Stock liability. We believe this measure provides our management and investors with consistency and comparability with our past financial performance and is an important indicator of the performance and profitability of our business.

Bookings, ACV, NDRR, and Adjusted EBITDA are non-GAAP financial measures (U.S. generally accepted accounting principles). These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the stabilization of the education market, the long-term potential of our business, and ability to execute with discipline. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and other factors discussed in the "Risk Factors" section of the Company's filings with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and zSpace, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

FINANCIAL TABLES – INCOME STATEMENT, BALANCE SHEET AND EBITDA

	3 Months Ended June 30,		6 Months Ended June 30,
	2026	2025	2026	2025
Revenue	$5,396	$7,459	$10,647	$14,218
Cost of goods sold	2,352	4,285	4,816	7,838
Gross profit	3,044	3,174	5,831	6,380
Gross profit %	56.4%	42.6%	54.8%	44.9%
Operating expenses:
Research and development	814	1,274	1,806	2,369
Selling and marketing	2,161	3,948	4,575	7,950
General and administrative	3,804	4,281	7,118	7,774
Gain from settlement of vendor claims	(1,198)	—	(1,198)	—
Total operating expenses	5,581	9,503	12,301	18,093
Loss from operations	(2,537)	(6,329)	(6,470)	(11,713)
Other (expense) income:
Interest expense	(241)	(301)	(585)	(803)
Other income, net	63	14	169	70
Gain on extinguishment of convertible and other debt	4,052	—	4,052	—
(Loss) gain on change in fair value of Series P Preferred Stock Liability	(34)	—	207	—
(Loss) gain on change in fair value of convertible debt	(1,006)	525	(3,634)	525
Net income (loss) before income taxes	297	(6,091)	(6,261)	(11,921)
Income tax expense	9	11	9	13
Net income (loss)	$288	$(6,102)	$(6,270)	$(11,934)

	BALANCE SHEET
	June 30,	June 30,	December 31,
	2026	2025	2025
Selected Balance Sheet Information:
Cash, cash equivalents and restricted cash	$856	$1,390	$1,021
Accounts receivable, net	$2,609	$4,643	$1,438
Inventory, net	$1,996	$2,596	$2,404
Total Assets	$8,282	$12,137	$7,586
Accounts payable & accrued expenses	$6,288	$10,575	$7,784
Convertible, Series P and P 2, other debt and accrued interest	$12,091	$19,963	$20,079
Total liabilities	$21,467	$34,433	$30,094
Stockholders' deficit	$(13,185)	$(22,296)	$(22,508)
Total Liabilities and Stockholders' Deficit	$8,282	$12,137	$7,586

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP Net Income (Loss)	$288	$(6,102)	$(6,270)	$(11,934)
Add back (deduct):
Interest expense	241	301	585	803
Depreciation and amortization	3	2	6	3
Income tax expense	9	11	9	13
Offering costs	—	—	146
Stock-based compensation	1,592	1,855	3,143	2,828
Gain on extinguishment of convertible and other debt	(4,052)	—	(4,052)	—
Loss (gain) on change in fair value of convertible debt	1,006	(525)	3,634	(525)
Loss (gain) on change in fair value of Series P and P 2 Preferred Stock liability	34	—	(207)	—
Adjusted EBITDA	$(879)	$(4,458)	$(3,006)	$(8,812)

Contacts

Press Contact:

Amanda Austin

press@zspace.com

408-498-4050

Investor Relations Contact:

Gateway Group
Cody Slach, Greg Robles
949.574.3860
ZSPC@gateway-grp.com